                                                                   Exhibit m (6)

                  PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1

                           FOR INVESTOR CLASS SHARES

                             OF THE MAINSTAY FUNDS


     WHEREAS, The MainStay Funds (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

     WHEREAS, shares of beneficial interest of the Trust currently are divided into a number of separate series (each individually, a "Fund," and collectively, the "Funds") are set forth in Schedule A, as such Schedule may be amended from time to time; and WHEREAS, the Board of Trustees of the Trust has determined that there is a reasonable likelihood that the adoption of this Plan of Distribution pursuant to Rule 12b-1 under the Act (the "Plan") will benefit the Trust, each Fund, and each Fund's shareholders; and WHEREAS, the Trust and NYLIFE Distributors LLC ("NYLIFE Distributors") have entered into an Amended and Restated Master Distribution Agreement, dated August 1, 2002 and as revised from time to time, pursuant to which NYLIFE Distributors serves as distributor during the continuous offering of the securities of which the Trust is the issuer, including Investor Class shares of the Funds. NOW, THEREFORE, the Trust hereby adopts on behalf of each Fund, and NYLIFE Distributors hereby agrees to the terms of, this Plan in accordance with Rule 12b-1 under the Act on the following terms and conditions:

1. Each Fund shall pay to NYLIFE Distributors, as the distributor of securities of which the Fund is the issuer, a fee for distribution of the Investor Class shares of the Fund at an annual rate of 0.25% of the Fund's average daily net assets attributable to the Funds' Investor Class shares. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Trust's Board of Trustees shall determine, subject to any applicable restriction imposed by rules of the Financial Industry Regulatory Authority, Inc. ("FINRA"). If this Plan is terminated, a Fund will owe no payments to NYLIFE Distributors other than any portion of the distribution fee accrued through the effective date of termination but then unpaid.

2. The amount set forth in paragraph 1 of this Plan shall be paid for NYLIFE Distributors' services as distributor of the Investor Class shares of each Fund in connection with any activities or expenses primarily intended to result in the sale of Investor Class shares of the Fund, including, but not limited to, compensation to registered representatives or other employees of NYLIFE Distributors and its affiliates, including NYLIFE Securities Inc., and to other broker- dealers that have entered into a Soliciting Dealer Agreement with NYLIFE Distributors, compensation to and expenses of employees of NYLIFE Distributors who engage in or support distribution of the Fund's Investor Class shares; telephone expenses; interest expense; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials; administrative services and expenses;

and profit and overhead on the foregoing; provided, however, that such amount to be paid to NYLIFE Distributors may be paid to it as compensation for "service activities" (as defined below) rendered to Investor Class shareholders of the Fund. Such fee shall be calculated daily and paid monthly or at such other intervals as the Board shall determine. For purposes of this Plan, "service activities" shall mean activities in connection with the provision of personal, continuing services to investors in the Fund, excluding transfer agent and subtransfer agent services for beneficial owners of Fund Investor Class shares, aggregating and processing purchase and redemption orders, providing beneficial owners with share account statements, processing dividend payments, providing subaccounting services for Investor Class shares held beneficially, forwarding shareholder communications to beneficial owners and receiving, tabulating and transmitting proxies executed by beneficial owners; provided, however, that if FINRA adopts a definition of "service fee" for purposes of Section 26(d) of the Rules of Fair Practice of FINRA that differs from the definition of "service activities" hereunder, or if FINRA adopts a related definition intended to define the same concept, the definition of "service activities" in this Paragraph shall be automatically amended, without further action of the parties, to conform to such FINRA definition. Overhead and other expenses of NYLIFE Distributors related to its "service activities," including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

3. This Plan shall not take effect until it, together with any related agreements, has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-l Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

4. This Plan shall continue in full force and effect as to each Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 4.

5. NYLIFE Distributors shall provide to the Trustees of the Trust and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

6. This Plan may be terminated as to a Fund at any time, without payment of any penalty, by vote of a majority of the Rule 12b-l Trustees, or by a vote of a majority of the outstanding voting securities of the Fund on not more than 30 days' written notice to any other party to this Plan.

7. This Plan may not be amended to increase materially the amount of compensation provided for herein with respect to a Fund unless such amendment is approved by at least a majority of the outstanding voting securities (as defined in the Act) of the Investor Class shares of such Fund, and no material amendment to this Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraphs 4 and 5 hereof.

8. While this Plan is in effect, the Trust shall comply at all times with the fund governance rules set forth in Rule 0-1(a)(7) under the Act, that are in effect.

9. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 6 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

10. The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or the Fund under this Plan, and NYLIFE Distributors or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or the Fund in settlement of such right or claim, and not to such Trustees or shareholders.

     IN WITNESS WHEREOF, the Trust, on behalf of each Fund, and NYLIFE Distributors have executed this Plan of Distribution as of the 7th day of December, 2007.




                                       THE MAINSTAY FUNDS


                                       By:
                                           -------------------------------------
                                           Name:  Stephen P. Fisher
                                           Title: President



                                       NYLIFE DISTRIBUTORS LLC



                                       By:
                                           -------------------------------------
                                           Name:  Robert E. Brady
                                           Title: Managing Director, Operations

                                   SCHEDULE A
                                   ----------

                            (As of December 7, 2007)

                           CAPITAL APPRECIATION FUND
                               COMMON STOCK FUND
                                CONVERTIBLE FUND
                            DIVERSIFIED INCOME FUND
                            GLOBAL HIGH INCOME FUND
                                GOVERNMENT FUND
                         HIGH YIELD CORPORATE BOND FUND
                           INTERNATIONAL EQUITY FUND
                             LARGE CAP GROWTH FUND
                                    MAP FUND
                              MID CAP GROWTH FUND
                               MID CAP VALUE FUND
                               MONEY MARKET FUND
                             SMALL CAP GROWTH FUND
                              SMALL CAP VALUE FUND
                               TAX FREE BOND FUND
                               TOTAL RETURN FUND
                                   VALUE FUND